EXHIBIT 10.12
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 17, 2008, by and between RedRoller Holdings, Inc., a Delaware corporation (the “Company”), and Michael T. Tribolet (“Executive” and, together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company; and

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Position/Duties.

(A)           The Company hereby employs the Executive as Chief Executive Officer of the Company during the Term (as defined in Section 2 below) on the terms set forth herein. During the course of his employment, the Executive shall have those duties and responsibilities, and the authority, customarily possessed by the Chief Executive Officer of a corporation and such additional duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) or a committee thereof.  The Executive shall report directly to the Board or a committee thereof.

(B)           During the Term the Executive shall devote all of the Executive’s business time, energy and skill to the performance of the Executive’s duties hereunder.  The Executive agrees that, during the Term, the Executive will not engage in any other business activity or have any business interests that may conflict with or impair the performance of any of the Executive’s duties hereunder or create any potential business conflicts with the Company or any subsidiary thereof (collectively, the “Company Group”).  Service by the Executive on the board of directors of other companies that are not competitors of the Company shall not be deemed to be a violation of this Agreement, provided that such service is pre-approved in writing by the Board or a committee thereof and does not significantly interfere with the confidentiality provisions of this Agreement or the performance of his duties hereunder.

(C)           Until such time as the Executive has been appointed to the Board via due process of the Nominating Committee thereof, the Executive shall be invited to attend all meetings of the Board in his capacity as Chief Executive Officer of the Company.

2.           Term. The Executive’s employment hereunder shall commence on Monday, March 17, 2008 and shall, unless terminated in accordance with the terms hereof, continue for a three year period thereafter (the “Term”).  The Executive’s obligations and the Company’s rights under Sections 8 through 11 below, and the Executive’s other post-employment covenants, shall survive the expiration or earlier termination of this Agreement for any reason.

3.           Compensation.

(A)           Base Salary.  The Company shall initially pay the Executive a base salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000) (the “Initial Salary”).  The Initial Salary shall thereafter automatically be increased to the annual rate of Three Hundred Seventy Thousand Dollars ($370,000) (the “Revised Salary”; both the Initial Salary and the Revised Salary are sometimes referred to herein as the “Base Salary”) upon the closing by the Company of not less than Two Million Five Hundred Thousand Dollars of debt or equity financing (the “Financing Transaction”).  Upon the closing of the Financing Transaction, the Company shall retroactively pay the Executive the difference between the Initial Salary and the Revised Salary for the number of days elapsing from the date of this Agreement to the date of the closing of the Financing Transaction.  For the avoidance of doubt, upon the closing of the Financing Transaction, the Company shall pay the Executive a Base Salary at the annual rate of Three Hundred Seventy Thousand Dollars ($370,000).

(B)           Cash Performance Bonus.

(i)           During the Term, in addition to the then applicable Base Salary, the Executive shall be eligible to receive a cash bonus of up to One Hundred Forty Thousand Dollars ($140,000) per annum, based on written performance objectives (the “Bonus Parameters”) defined by the Board or a committee thereof upon consultation with the Executive.  In the event that the Board has not delivered the Bonus Parameters for fiscal year 2008 to the Executive in writing by the date that is sixty (60) days after the date of this Agreement, the Company shall pay the Executive a cash bonus of One Hundred Ten Thousand Dollars ($110,000) apportioned for fiscal year 2008, such bonus to be paid in the normal course as the Company disburses annual bonuses to other employees of the Company.

(ii)           If, during the second year of the Term, the Board has not delivered the Bonus Parameters for the Company’s then current fiscal year to the Executive by the date that is thirty (30) days after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the Company shall pay the Executive a cash bonus of One Hundred Forty Thousand Dollars ($140,000), such bonus to be paid in the normal course as the Company disburses annual bonuses to other employees of the Company.

(iii)           If, during the third year of the Term, the Board has not delivered the Bonus Parameters for the Company’s then current fiscal year to the Executive by the date that is thirty (30) days after the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Company shall pay the Executive a cash bonus of One Hundred Forty Thousand Dollars ($140,000), such bonus to be paid in the normal course as the Company disburses annual bonuses to other employees of the Company.

(iv)           Notwithstanding the foregoing, all cash bonuses set forth above are conditioned upon the Executive’s continued employment with the Company at the time such bonuses come due.

(C)           Signing Bonus.  Upon the execution of this Agreement by the Parties, subject to approval by the Board on or before the Grant Date (as hereinafter defined), the Executive shall be granted a stock option (the “Signing Bonus Option”) to purchase an aggregate of One Hundred Seventy Five Thousand (175,000) shares of the common stock of the Company (the “Common Stock”), all of which shall be granted as an incentive stock option to the extent permissible under the Internal Revenue Code of 1986, as amended (the “Code”), and the remainder of which shall be granted as a nonstatutory stock option.  The Signing Bonus Option shall be granted under the Plan pursuant to the Company’s standard form of stock option agreement.  The Signing Bonus Option shall vest in full and become immediately exercisable (i) ninety (90) days after the grant thereof and/or (ii) upon a Change of Control of the Company (as such term is defined in the applicable stock option agreement).  Except as expressly set forth herein, the terms and conditions governing the Signing Bonus Option and the grant, exercise and ownership of the Signing Bonus Option and the shares of Common Stock for which such Signing Bonus Option is exercisable shall be governed by the Plan and the applicable stock option agreement.  The Executive shall be required to execute such stock option agreement as a condition precedent to the receipt of the Signing Bonus Option and the Signing Bonus Option shall have an exercise price per share of Common Stock equal to the closing trading price of the Common Stock on the first date of Executive’s employment by the Company (the “Grant Date”).

(D)           Stock Options.

(i)           Subject to approval by the Board on or before the Grant Date, the Executive shall be granted a stock option (the “First Option”) to purchase an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Common Stock, all of which shall be granted as an incentive stock option to the extent permissible under the Code, and the remainder of which shall be granted as a nonstatutory stock option.  The First Option shall be granted under the Plan pursuant to the Company’s standard form of stock option agreement.  The First Option shall vest (i) in equal 1/3 increments annually until fully vested and/or (ii) in full and become immediately exercisable upon a Change of Control of the Company (as such term is defined in the applicable stock option agreement).  Except as expressly set forth herein, the terms and conditions governing the First Option and the grant, exercise and ownership of the First Option and the shares of Common Stock for which such First Option is exercisable shall be governed by the Plan and the applicable stock option agreement.  The Executive shall be required to execute such stock option agreement as a condition precedent to the receipt of the First Option and the First Option shall have an exercise price per share of Common Stock equal to the closing trading price of the Common Stock on the Grant Date.

(ii)           Upon the one year anniversary of this Agreement, and subject to (a) the approval by the Board on or before the Second Grant Date (as hereinafter defined) and (b) the prior affirmative vote of the requisite number of stockholders of the Company to increase the total number of shares of Common Stock eligible for issuance under the Plan as of the date of this Agreement by Three Million Five Hundred Thousand (3,500,000) shares, the Executive shall be granted a stock option (the “Second Option”) to purchase an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Common Stock, all of which shall be granted as an incentive stock option to the extent permissible under the Code, and the remainder of which shall be granted as a nonstatutory stock option.  The Second Option shall be granted under the Plan pursuant to the Company’s standard form of stock option agreement.  The Second Option shall vest (i) 1/3 upon the one year anniversary of the Second Grant Date and quarterly thereafter in equal increments over one year until fully vested and/or (ii) in full and become immediately exercisable upon a Change of Control of the Company (as such term is defined in the applicable stock option agreement).  Except as expressly set forth herein, the terms and conditions governing the Second Option and the grant, exercise and ownership of the Second Option and the shares of Common Stock for which such Second Option is exercisable shall be governed by the Plan and the applicable stock option agreement.  The Executive shall be required to execute such stock option agreement as a condition precedent to the receipt of the Second Option and the Second Option shall have an exercise price per share of Common Stock equal to the closing trading price of the Common Stock on the one year anniversary of this Agreement (the “Second Grant Date”).

(E)           Annual Review.  During the first one hundred and fifty (150) days of the Company’s 2009 fiscal year, and on an annual basis thereafter within the first one hundred and fifty (150) days of the Company’s subsequent fiscal years for the remainder of the Term, the Board, with the Executive abstaining as necessary or appropriate, will review the Executive’s Base Salary and other compensation and, at the discretion of a majority of the Board, may increase, but not decrease, the Executive’s Base Salary and/or other compensation, based upon his performance, the Company’s results of operations, and other relevant or associated factors.

4.           Benefits.

(A)           Vacation.  The Executive shall be entitled to four (4) weeks paid vacation, to be taken at a time or times acceptable to the Company and otherwise consistent with the terms and conditions of this Agreement.  The Executive may take up to two (2) weeks additional vacation or personal time without compensation.

(B)           Fringe Benefits. The Executive shall be included, to the extent eligible thereunder, in Company benefit plans providing group life insurance, hospitalization, medical, pension, financial services and any other similar or comparable benefits available to other employees.

(C)           Directors and Officers Insurance.  The Executive (i) shall be covered by the Company’s Directors and Officers Insurance policy, to the extent that the Company currently has such insurance in place, for so long as the Executive remains an executive officer or director of the Company, and (ii) shall be entitled to indemnification coverage pursuant to the terms of the Company’s Bylaws.

(D)           Life Insurance.  The Company, in its discretion, may purchase one or more term life insurance policies on the life of the Executive, with the Company named as beneficiary, with an aggregate death benefit of up to $5,000,000. In addition, the Company shall provide an insurance benefit to the Executive, subject to the limitations described herein, equal to the amount necessary to enable the Executive to purchase one or more life insurance policies on his life, with a beneficiary(ies) as designated by the Executive; provided, however, that in any one calendar year, the total premium cost to be paid by the Company to the Executive shall not exceed $15,000. The Company and the Executive shall fully cooperate with each other by taking all actions reasonably necessary to carry out the intentions of this section. Each party hereto shall cooperate in purchasing any insurance policies, including taking into consideration the wishes of the other party hereto with respect to the type of policy purchased and the quality of the insurance provider, and the Executive shall submit to any application process, including medical testing, requested by the Company or any applicable insurance provider.

5.           Expenses.  The Company shall reimburse the Executive for reasonable out-of-pocket business expenses incurred by him on behalf of the Company in the performance of his duties as specified herein and as documented in accordance with the requirements of the Internal Revenue Service and the Company’s policies in effect from time to time.

6.           Termination of Employment.  The Executive’s employment and the Term shall terminate on the first of the following to occur:

(A)           Death.  Automatically on the date of death of the Executive.

(B)           Disability.  Upon written notice by the Company to the Executive of termination due to Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred and eighty (180) consecutive days (including weekends and holidays) in any 365-day period or the Company’s good faith determination that the Executive will not be able to perform the Executive’s material duties hereunder for six (6) consecutive months (including any period of non-performance due to such injury, infirmity or incapacity prior to such determination).

(C)           Termination by the Company.  The Company may terminate the Executive’s employment with the Company and the Term upon written notice at any time with or without Cause.  “Cause” shall mean the occurrence of any of the following events:

(i)             the Executive’s  refusal to follow the lawful directions of the Board or a committee thereof in any material respect within fifteen (15) days of the giving of written notice thereof (specifying such directions) to the Executive;

(ii)           the Executive’s demonstrated gross negligence, willful misconduct, embezzlement or misappropriation of corporate funds or other such acts of theft, fraud or breach in any material respect of any statutory or common law fiduciary duty with respect to the Company;

(iii)          the Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony;

(iv)           the Executive’s breach in any material respect of the duty of non-competition set forth in Section 8(A) of this Agreement, during the Term;

(v)            the Executive’s breach in any material respect of the duty confidentiality set forth in Section 8(B) of this Agreement, during the Term;

(vi)           the Executive’s breach in any material respect of the duty of non-solicitation set forth in Section 8(C) of this Agreement, during the Term; or

(vii)          the Executive’s breach in any material respect of the duty of non-
disparagement set forth in Section 8(D) of this Agreement, during the Term.

Executive’s employment may be terminated at any time other than for Cause upon a majority vote of the Board, with Executive abstaining if then a member of the Board, in which case the duties of the Company and the Executive, one to the other, under this Agreement shall terminate as of the date of the Executive’s termination of employment, subject to the Company providing the severance payments and other benefits, specified in Section 7 below.

Any termination of Executive’s employment by the Company shall be communicated by written notice of termination to the other party hereto, which shall set forth the reason if determined for Cause, the effective date and time of termination, and any other relevant data.

(D)           Termination by the Executive for Convenience.  The Executive may voluntarily terminate his employment with the Company and the Term upon not less than sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date).  If the Executive voluntarily leaves the employ of the Company during the Term, the duties of the Company and the Executive, one to the other, under this Agreement shall terminate as of the date of the Executive’s termination of employment, provided, however, that if Executive voluntarily leaves the employ of the Company during the Term under circumstances that constitute a resignation for Good Reason (as defined below), the Company shall provide the severance payments and other benefits, specified in Section 7 below.

(E)           Termination by the Executive for Good Reason.  Subject to the provisions provided below, and at his option, the Executive may terminate his employment hereunder for “Good Reason” if (i) the Board does not authorize the issuance of the Second Option to the Executive upon the one year anniversary of this Agreement (provided, however, that the Board’s failure to do so shall not constitute Good Reason for the purposes of this Agreement if the requisite number of stockholders of the Company have not previously voted to increase the total number of shares of Common Stock eligible for issuance under the Plan as of the date of this Agreement by Three Million Five Hundred Thousand (3,500,000) shares) or (ii) the Board change the Executive’s title from Chief Executive Officer without his written permission.

(F)           Post-Employment Obligations. In the event that Executive’s employment with the Company is terminated due to any reason other than death or Disability, the provisions of Sections 8 through 11 below and Executive’s other post-employment covenants shall survive any such termination.

7.           Consequences of Termination.

(A)           Accrued Amounts.  In the event that the Executive’s employment hereunder and the Term is terminated for any reason hereunder, the Company shall pay or provide the Executive (i) any unpaid Initial Salary or Base Salary, as applicable, through the date of termination within ten (10) days; (ii) reimbursement in accordance with the Company’s reimbursement policies for any unreimbursed business expenses incurred pursuant to Section 5 above through the date of termination; (iii) any accrued but unused vacation time within ten (10) days; and (iv) any earned but unpaid bonuses hereunder and all other payments, benefits or rights to which the Executive may be entitled under the terms of this Agreement, any applicable stock option agreement(s) or any other arrangement, plan or program of the Company applicable to the Executive (other than any termination or severance arrangement, plan or program of the Company).

(B)           Severance Benefits in the Event of Termination by Company Other Than For Cause.

(i)            If, during the first ninety (90) days of the Term, the Executive’s employment with the Company is terminated by the Company other than for Cause, death or Disability, then Executive shall be entitled to the following severance benefits, subject to the Executive’s compliance in all material respects with the obligations set forth in Sections 8 through 11 below:

(a)           One Hundred Seventy Five Thousand (175,000) of the Executive’s stock options which are not then exercisable shall become immediately vested and exercisable (which exercise, at Executive’s option, may be a “cashless” exercise) for up to the longer of (x) one (1) year after termination of Executive’s employment with the Company, or (y) the remainder of the option period provided for in the Plan.

(b)           For a six (6) month period following the date of Executive’s termination of employment with the Company, the Executive shall be entitled to Benefits Continuation (as defined below).  If Executive commences other full-time employment elsewhere where benefits of equal or superior quality are available, the Company’s obligation to provide Benefits Continuation shall cease, except with respect to any pre-existing conditions, which are not adequately covered by the newer benefits

(ii)           If, after the first ninety (90) days of the Term but during the first year of the Term, the Executive’s employment with the Company is terminated by the Company other than for Cause, death or Disability, then Executive shall be entitled to the following severance benefits, subject to the Executive’s compliance in all material respects with the obligations set forth in Sections 8 through 11 below:

(a)           The Company shall pay the Executive a severance payment equal to six (6) months of the then applicable Base Salary with 50% of such severance payment being paid in a lump sum within ten (10) days of the cessation of the Executive’s employment with the Company and the remaining fifty percent (50%) of such severance payment and any earned and accrued bonus, payable in six (6) equal, monthly installments, without interest. For the avoidance of doubt, such severance payment shall be made with respect to the Base Salary as in effect as of the date of the Executive’s termination of employment with the Company; and

(b)           Five Hundred Thousand (500,000) of the Executive’s stock options which are not then exercisable shall become immediately vested and exercisable (which exercise, at Executive’s option, may be a “cashless” exercise) for up to the longer of (x) one (1) year after termination of Executive’s employment with the Company, or (y) the remainder of the option period provided for in the Plan; and

(c)           For a one (1) year period following the date of Executive’s termination of employment with the Company, the Executive shall be entitled to Benefits Continuation. If Executive commences other full-time employment elsewhere where benefits of equal or superior quality are available, the Company’s obligation to provide Benefits Continuation shall cease, except with respect to any pre-existing conditions, which are not adequately covered by the newer benefits.

(iii)          If, during the second year of the Term, the Executive’s employment with the Company is terminated by the Company other than for Cause, death or Disability, then Executive shall be entitled to the following severance benefits, subject to the Executive’s compliance in all material respects with the obligations set forth in Sections 8 through 11 below:

(a)           The Company shall pay the Executive a severance payment equal to nine (9) months of the then applicable Base Salary with 50% of such severance payment being paid in a lump sum within ten (10) days of the cessation of the Executive’s employment with the Company and the remaining fifty percent (50%) of such severance payment and any earned and accrued bonus, payable in six (6) equal, monthly installments, without interest. For the avoidance of doubt, such severance payment shall be made with respect to the Base Salary as in effect as of the date of the Executive’s termination of employment with the Company; and

(b)           Five Hundred Thousand (500,000) of the Executive’s stock options which are not then exercisable shall become immediately vested and exercisable (which exercise, at Executive’s option, may be a “cashless” exercise) for up to the longer of (x) one (1) year after termination of Executive’s employment with the Company, or (y) the remainder of the option period provided for in the Plan; and

(c)           For a one (1) year period following the date of Executive’s termination of employment with the Company, the Executive shall be entitled to Benefits Continuation. If Executive commences other full-time employment elsewhere where benefits of equal or superior quality are available, the Company’s obligation to provide Benefits Continuation shall cease, except with respect to any pre-existing conditions, which are not adequately covered by the newer benefits.

(iv)           If, during the third year of the Term, the Executive’s employment with the Company is terminated by the Company other than for Cause, death or Disability, then Executive shall be entitled to the following severance benefits, subject to the Executive’s compliance in all material respects with the obligations set forth in Sections 8 through 11 below:

(a)           The Company shall pay the Executive a severance payment equal to the greater of (i) the portion of the then applicable Base Salary otherwise payable to the Executive for the remainder of the third year of the Term or (ii) six months (6) of the then applicable Base Salary, with 50% of such severance payment being paid in a lump sum within ten (10) days of the cessation of the Executive’s employment with the Company and the remaining fifty percent (50%) of such severance payment and any earned and accrued bonus, payable in six (6) equal, monthly installments, without interest.  For the avoidance of doubt, such severance payment shall be made with respect to the Base Salary as in effect as of the date of the Executive’s termination of employment with the Company; and

(b)           Three Hundred Twenty Five Thousand (325,000) of the Executive’s stock options which are not then exercisable shall become immediately vested and exercisable (which exercise, at Executive’s option, may be a “cashless” exercise) for up to the longer of (x) one (1) year after termination of Executive’s employment with the Company, or (y) the remainder of the option period provided for in the Plan; and

(c)           For a one (1) year period following the date of Executive’s termination of employment with the Company, the Executive shall be entitled to Benefits Continuation. If Executive commences other full-time employment elsewhere where benefits of equal or superior quality are available, the Company’s obligation to provide Benefits Continuation shall cease, except with respect to any pre-existing conditions, which are not adequately covered by the newer benefits.

(v)            For the purposes of this Agreement, “Benefits Continuation” shall mean for the referenced period of time following the date of Executive’s termination of employment with the Company, that the Company shall provide or otherwise make available to Executive, an election (with respect to health and/or dental coverage under the Company’s group health plan or under continuation coverage provisions of ERISA and the Code or under an individual paid plan) to ensure continued health insurance  coverage either individually or under the Company’s health, dental or other benefit plans and term life insurance benefit  (collectively, the “Continuation Plans”) on not less than the same terms and conditions as previously were in place for the Executive.  The cost to the Executive of including the Executive, his spouse and his dependents in any Continuation Plans shall be no more than that previously paid by the Executive and may be deducted from any regular payments made to the Executive under this Agreement. If at any time, the Company is precluded by the terms of any of the Continuation Plans from providing such coverage to Executive, his spouse, or his dependents, for reasons to be beyond the control of the Company, such coverage shall be provided by any other available means and the Executive, his spouse and his dependents shall be entitled to continuation of coverage  pursuant to any statutory rights the Executive, his spouse or his dependents may then have under the group health plan continuation coverage provisions of ERISA and the Code, or otherwise, at the Company’s expense.  The prior provisions notwithstanding, the right of the Executive, his spouse or dependents, to coverage as provided by the group health plan continuation coverage provisions of ERISA and the Code or otherwise shall be deemed to run concurrently with the continuation of health and/or dental benefits under the first sentence of this paragraph.  Any expense incurred by the Executive, legal or otherwise, incurred to enforce this or other provision of this Agreement, shall be paid by the Company.

(D)           Severance Benefits in the Event of Resignation by the Executive for Good Reason.  If, during the Term, Executive terminates his employment with the Company for Good Reason, then Executive shall be entitled to the following severance benefits, subject to the Executive’s compliance in all material respects with the obligations set forth in Sections 8 through 11 below:

(i)           The Company shall pay the Executive a severance payment equal to six (6) months of the then applicable Base Salary with 50% of such severance payment being paid in a lump sum within ten (10) days of the cessation of the Executive’s employment with the Company and the remaining fifty percent (50%) of such severance payment and any accrued bonus, payable in six (6) equal, monthly installments, without interest. Such severance payment shall be made with respect to the Base Salary as in effect as of the date of the Executive’s termination of employment with the Company; and

(ii)           The Company shall grant the Executive a stock option (the “Good Reason Option”) to purchase an aggregate of Five Hundred Thousand (500,000) shares of the common stock of the Company (the “Common Stock”), all of which shall be granted as an incentive stock option to the extent permissible under the Internal Revenue Code of 1986, as amended (the “Code”), and the remainder of which shall be granted as a nonstatutory stock option.  The Good Reason Option shall be fully vested and immediately exercisable by the Executive for up to the longer of (i) one (1) year after termination of Executive’s employment with the Company, or (ii) the remainder of the option period provided for in the Plan. The Good Reason Option will be granted under the Plan pursuant to the Company’s standard form of stock option agreement.  Except as expressly set forth herein, the terms and conditions governing the Good Reason Option and the grant, exercise and ownership of the Good Reason Option and the shares of Common Stock for which such Good Reason Option is exercisable shall be governed by the Plan and the applicable stock option agreement.  The Executive shall be required to execute such stock option agreement as a condition precedent to the receipt of the Good Reason Option and the Good Reason Option shall have an exercise price per share of Common Stock to be determined at the time of grant by the Company’s Board as the fair market value thereof on the date that Executive terminates his employment with the Company for Good Reason.

(E)           Release.  As a condition to and in consideration for the receipt of the severance payment(s) and other benefits to which the Executive may be entitled pursuant to in this Section 7, Executive agrees to execute a Release Agreement with the Company, in substantially the same form as that attached hereto as Exhibit A (the “Release Agreement”), within the five (5) days after the date of his cessation of employment with the Company. The Company shall not be obligated to make any severance payment or provide any other benefits unless and until the Company shall have received from the Executive a validly executed Release Agreement that shall not have been revoked by the Executive during the applicable Revocation Period (as such term is defined in the Release Agreement). Provided that Company receives from the Executive a validly executed Release Agreement which is not revoked during the applicable Revocation Period, the Company agrees to commence making the severance payments and provide the other benefits theretofore withheld within three (3) days of the end of the Revocation Period. Executive acknowledges and agrees that the benefits provided by this Agreement constitute adequate consideration to render enforceable such Release Agreement against the Executive.

8.           Restrictive Covenants.

(A)           Noncompetition. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, Executive agrees that during the period (the “Noncompetition Period”) commencing on the date hereof and ending on the date that is three (3) years after the date of his cessation of employment with the Company, he will not, without the prior consent of the Board, either directly or indirectly, in any capacity whatsoever, (i) compete (as defined below) with the Company Group, or (ii) operate, control, advise, be employed and/or engaged by, perform any consulting services for, invest in (other than the purchase of no more than five percent (5%) of the publicly traded securities of a company whose securities are traded on a national stock exchange) or otherwise become employed by or with, any person, company or other entity who or which, at any time during the Noncompetition Period, competes with the Company Group.

As used above and in this paragraph, “compete” is defined as being employed by a company engaged in the development, marketing, distribution or sale of package or other shipping rate comparison system software used via the Internet in any significant way similar to the Company’s www.redroller.com system and related services. As used in the preceding sentence, the term “company” shall include, but not be limited to, Pitney Bowes, NeoPost, Stamps.com, Newell Rubbermaid, Kewill and any corporate parents or subsidiaries of the foregoing. The Executive further expressly represents and understands that if the Executive’s employment is terminated, this Agreement will prohibit the Executive from future employment with all companies that compete with the Company Group, and as such, will constrain some of the Executive’s overall possibilities for future employment.  By executing this Agreement, Executive expressly represents that his training, education and background are such that his ability to earn a living shall not be impaired by the foregoing restriction in this Agreement.

           (B)            Nondisclosure.  During the Term and at any time thereafter, the Executive agrees to hold as a secret and confidential (unless disclosure is required pursuant to court order,

subpoena, in a governmental proceeding, arbitration, or pursuant to other requirement of law) any and all knowledge, technical information, business information, developments, and trade secrets, of the Company Group or its business, including, without limitation, (i) information or business secrets relating to the products, customers, business, or any of its respective clients, customers, consultants or licensees; and (ii) any of the Company Group’s customer lists, pricing and purchasing information or policies (collectively, “Confidential Information”), of which he has acquired knowledge during or after his employment with the Company.  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Executive; (b) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (c) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Executive further agrees not to use, directly or indirectly, such Confidential Information for his own financial benefit or for the financial benefit of others and/or disclose any of such Confidential Information without the prior written consent of the Company. At the cessation of employment with the Company, the Executive agrees to promptly return to the Company any and all written Confidential Information received from the Company which relates in any way to any of the foregoing items covered in this paragraph and to destroy any transcripts or copies that the Executive may have of such Confidential Information unless an alternative method of disposition is approved by the Company.

(C)           Non-Solicitation.  During the Executive’s employment with the Company and for the three (3) year period thereafter, the Executive agrees that the Executive will not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; (ii) solicit, aid or induce any (a) client or customer doing business with the Company Group as of the date of the termination of the Executive’s employment or within the one (1) year period prior to such termination, or (b) prospective client or customer of the Company Group whom or which is a prospective client of the Company Group as of the date of the termination of the Executive’s employment, to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such client or customer or prospective client or customer or; (iii) solicit, aid or induce any strategic vendor or any sales representative, distributor or advisor of the Company Group to provide goods or services then provided to the Company Group to another person, firm, corporation or other entity in the shipping industry or assist or aid any other persons or entity in the shipping industry in identifying or purchasing goods or services from such vendor, sales representative, distributor or advisor.  An employee, representative or agent shall be deemed covered by this sub-section while so employed or retained and for one (1) year thereafter.

(D)           Non-Disparagement.  During the Term and thereafter, the Executive agrees not to disparage or encourage or induce others to disparage the Company Group or any of the Company Group’s past or present employees, directors, members, shareholders, products or services.  For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press, to the Company Group or any of the Company Group’s employees, directors, members or shareholders, or to any individual or entity with whom the Company Group has a business relationship (including, without limitation, any vendor, sales representative, advisor, supplier, client, customer or distributor of the Company Group) that would adversely affect the Company Group or any of the Company Group’s past or present employees, directors, members, shareholders, products or services in any material respect, except as required by law, such as when required by regulation or compelled by a court.

(E)           Return of Property.  On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company (including, but not limited to, any Company provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(F)           Tolling. In the event of any violation of the provisions of this Section 8, the Executive acknowledges and agrees that the restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable restriction period shall be tolled during any period of such violation.

(G)           Reformation.  If it is determined by a court of competent jurisdiction in any state or country that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or country, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or country.

(H)           Survival of Provisions.  The obligations contained in this Section 8 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.  The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements set forth in this Section 8; provided, however, that the foregoing shall not, in and of itself, preclude the Executive from providing any defense the Executive may have against the enforceability of the covenants and agreements in this Section 8, nor should any suit or action by Executive to enforce the terms of this Agreement be considered a disparagement.

9.           Intellectual Property Assignment. The Executive agrees that all ideas, improvements, computer programs, code, flowcharts, inventions, and discoveries that are directly related to the business of the Company (either as previously conducted or as conducted at any time during the Executive’s employment), that the Executive may have made or that the Executive may make or conceive, alone or jointly with others, prior to or during the Executive’s employment with the Company, only to the extent developed substantially during Company time and using Company equipment, shall be the sole property of the Company, and the Executive agrees:

(A)	to promptly disclose any such ideas, improvements, inventions, and discoveries to the Company; and

(B)	to treat such ideas, improvements, inventions, and discoveries as Confidential Information and as the trade secrets of the Company; and

(C)	not to disclose such ideas, improvements, inventions, and discoveries to anyone, both during and after the Executive’s employment with the Company, without the Company’s prior written approval.

The Executive hereby assigns all of his right, title and interest in and to any such ideas, improvements, inventions, or discoveries, including any potential patent rights and any additional rights conferred by law upon the Executive as the author, designer, or inventor thereof, to (i) vest full title in the idea, improvement, invention, or discovery in the Company, and (ii) to enable the Company to seek, maintain or enforce patent or other protection thereon anywhere in the world.

The Executive agrees that the Company is the author (owner) of any work of authorship or copyrightable work (“Work”) created by Executive, in whole or in part, during the Executive’s employment by the Company during Company time and/or using Company equipment and directly relating to the business of the Company as previously conducted or as conducted at any time during Executive’s employment. The Executive acknowledges that each writing and other literary Work, each drawing and other pictorial and/or graphic Work and any audio-visual Work, created by the Executive, in whole or in part, during Company time and/or using Company equipment and directly relating to his position or responsibilities with the Company, has been prepared by the Executive for the Company as a Work for hire. The Executive agrees that in the event that such Work is not considered Work for hire, the Executive hereby assigns all copyright and any other rights conferred in law unto the Executive in and to such Work to the Company. The Executive agrees that at the request of the Company, the Executive will execute any documents deemed necessary by the Company to (i) vest full title to the Work in the Company, and (ii) enable the Company to register, maintain, or enforce copyrights in the Work anywhere in the world. The Executive will treat any such Work as Confidential Information and as the trade secrets of the Company and will not disclose it to anyone both during and after the Executive’s employment by the Company, without the Company’s prior written approval.

The Executive recognizes that the ideas, improvements, inventions, discoveries and Works directly relating to the Executive’s activities while working for the Company and developed by him, alone or with others, within one (1) year after termination of the Executive’s employment with the Company may have been developed in significant part while employed by the Company. Accordingly, the Executive agrees that such ideas, improvements, inventions, discoveries and Works, if directly related to any of the business activities or computer software or software development of the Company, shall be presumed to have been developed during the Executive’s employment with the Company and shall be and hereby are assigned in accordance with the foregoing provisions, unless the Executive receives prior written consent from the Company otherwise.

10.           Cooperation.  Upon the receipt of reasonable notice from the Company (including the Company’s outside legal counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will reasonably respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will reasonably assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Executive’s employment with the Company.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company.  The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required.

11.           Acknowledgments.

(A)           Executive specifically acknowledges that the covenants set forth herein restricting competition, disclosure, solicitation/interference and disparagement are reasonable, appropriate and necessary as to duration, scope and geographic area in view of the nature of the relationship between the Executive and the Company and the investment by the Company of significant time and resources in the training, development and employment of the Executive. The Executive warrants and represents that in the event that any of the restrictions set forth in these covenants become operative, he will be able to engage in other activities for the purpose of earning a livelihood, and shall not be impaired by these restrictions.

(B)           Executive further acknowledges that the Company’s remedies at law for any breach or threatened breach of these covenants, including monetary damages to which the Company may be entitled, would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, its successors and assigns, shall, without the posting of any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Such equitable relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Company may have for any such breach or threatened breach.  In the event of any material breach, non-performance or non-observance, by the Executive of any term of Section 8 of this Agreement, that if curable, is not cured within ten (10) days of the giving of written notice thereof to the Executive, the Company’s obligation to pay severance benefits hereunder shall immediately cease and the Executive shall immediately refund to the Company any severance benefits previously received.

12.           Tax Matters.

(A)           Withholding.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(B)           Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

13.           Governing Law.  This Agreement shall be governed and performed in accordance with, and only to the extent permitted by, the laws of the State of Connecticut applicable to contracts made and to be performed entirely within the State of Connecticut without giving effect to rules governing the conflict of laws.  Any action or proceeding to enforce or arising out of this Agreement shall be commenced in the courts located in Fairfield County in the State of Connecticut.  The Parties consent to the exclusive jurisdiction of such courts, agree that venue will be proper in such courts and waive any objections based upon forum non conveniens.  The choice of forum set forth in this Section 13 will not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any other jurisdiction.

14.           Assignment.

(A)           This Agreement is personal to each of the Parties.  Except as provided in sub-section (B) below, no party hereto may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.

(B)           Notwithstanding sub-section (A) above, the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business and/or assets of the Company which assumes the obligations of the Company hereunder in writing, by operation of law, or otherwise.

15.           Notice.  Any notice or other communication required or permitted to be given under this Agreement (a “Notice”) will be in writing and delivered in person, by facsimile transmission (with a Notice contemporaneously given by another method specified in this Section 15), by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice):

If to the Executive:

Michael T. Tribolet

If to the Company:

RedRoller Holdings, Inc.
Soundview Plaza
1266 East Main Street
Stamford, CT 06902-3546
Attn: Chairman of the Board of Directors

All such Notices will only be duly given and effective upon receipt (or refusal of receipt).

16.           Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and replaces or supersedes any previous agreements (written or oral), letters, offers, term sheets or other communication between the Company and the Executive on such subject matter. This Agreement may not be changed orally, but only by agreement, in writing, signed by each of the Parties. The terms or covenants of this Agreement may be waived only be a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time, or from time to time, to require performance of any of the Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provisions of this Agreement at a subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

17.           Representations.  The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

18.           Section Headings; Inconsistency.  The section headings used in this Agreement are intended solely for convenience of reference and shall not affect, and shall not be used in connection with, the construction or interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

19.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20.           Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

RedRoller Holdings, Inc.

By:	/s/ Robert J. Crowell
Name: Robert J. Crowell
Title: Chairman of the Board

EXECUTIVE:

/s/ Michael T. Tribolet
Michael T. Tribolet